BUSINESS OF INVENTERGY

Overview

Inventergy, Inc. (“Inventergy”) is an intellectual property (IP) investment and licensing company that helps technology-leading corporations attain greater value from their IP assets in support of their business objectives and corporate brands. Inventergy was initially organized as a Delaware limited liability company under the name Silicon Turbine Systems, LLC in January 2012. Inventergy subsequently changed its name to Inventergy, LLC in March 2012 and Inventergy was converted from a limited liability company into a Delaware corporation in February 2013. Its principal executive offices are located at 19925 Stevens Creek Blvd., Suite 100, Cupertino, California 95014 and its telephone number is (408) 973-7896.

Inventergy works to develop long-term relationships with global companies, which Inventergy refers to as clients, seeking to strategically realize an appropriate return on their IP assets, in which they have invested a significant amount of research and development (IP value creation). Inventergy offers clients a professional corporate licensing model for IP value creation that provides both immediate returns and attractive, long-term licensing revenue. Inventergy has focused initially on developing relationships with companies in the telecommunications industry but its business purpose is not limited to this industry. Inventergy aspires to be a market-leader in IP value creation across various technology and market segments.

Inventergy’s Strategy

Key elements of Inventergy’s strategy are as follows:

•	Inventergy targets market- and technology-leading companies whose product and service revenue or internal IP monetization efforts may not be maximizing the value of their IP assets.

•	Inventergy leverages its management’s expertise to select, value and out-license patent assets to create additional IP value for clients in a relationship-based approach to developing fair and substantial licensing programs.

•	Inventergy aims to develop long-term relationships with a small number of significant, global companies from which Inventergy may obtain multiple high quality IP asset portfolios.

•	Management believes Inventergy’s approach to identifying, valuing and obtaining valuable IP assets is scalable and applicable across a broad range of technologies and businesses.

Competitive Strengths

•	Inventergy’s directors and officers have significant experience creating value from IP assets and are recognized leaders in their fields:

o	Joseph (Joe) Beyers, CEO and Chairman of the Board, is a recognized leader in intellectual property. Mr. Beyers spent over 30 years at Hewlett-Packard Corporation, as both an electrical engineer and a member of Hewlett-Packard’s senior executive team. The inventor of the world’s first 32-bit microprocessor integrated circuit, Mr. Beyers started a number of software businesses within Hewlett-Packard, was head of its $600-million-a-year Internet Business Unit, led equity investments, acquisitions and divestitures, and also Planning & Strategy for Hewlett-Packard as well. Mr. Beyers was Chief IP Officer for Hewlett-Packard for over six years, where he managed all patents, standards, technology and brand licensing, and grew the corporation’s IP income more than 20-fold during his leadership. Mr. Beyers established this consistent, market-leading track record with an assertive yet professional licensing approach that set a bar for the industry.

o	Wayne Sobon, Vice President and General Counsel, manages Inventergy’s corporate, intellectual property and licensing legal programs. Mr. Sobon has an extensive legal and business background, centered on IP-intensive industries. Mr. Sobon built upon his physics and engineering technical expertise, with joint JD/MBA degrees from Berkeley, and counseled clients in corporate, patent and IP matters, and litigation in outside counsel roles in prominent Silicon Valley law firms. Mr. Sobon built and led Accenture’s (previously Anderson Consulting) global IP function for nearly eleven years. Mr. Sobon is a recognized leader in the IP legal world and currently serves as President of the American Intellectual Property Law Association (with some 15,000 IP professional members). He is a member of the Invent Now (National Inventor Hall of Fame) board and was twice appointed by the Secretary of Commerce to the US Patent and Trademark Office’s Patent Public Advisory Committee, and has held prior significant IP board and executive positions.

o	Jon Rortveit, Vice President, IP Acquisitions and Licensing, manages Inventergy’s various IP asset acquisitions and business licensing efforts. Mr. Rortveit was the CEO of Tynax, a global patent broker and technology-trading exchange. He was also the CEO and Founder of IBA Consulting, a consulting practice helping European venture-funded companies entering the US market. Mr. Rortveit’s deep understanding of the IP marketplace, his significant contacts across the globe with key IP and business executives in relevant multinational companies, and his breadth of experience in effective IP negotiations and transactions, greatly assist Inventergy in finding, shaping and negotiating the purchase of select IP assets for Inventergy’s portfolios.

o	Paul Roberts, Vice President, IP Licensing, manages Inventergy’s growing IP portfolios and coordinates Inventergy’s technical and legal support for IP transactions. He provides key expertise for IP licensing processes and negotiations. Mr. Roberts has served as senior IP counsel for MCI Worldcom and Accenture, was most recently VP, Patent Law & Commercialization at Rovi (formerly Macrovision), and is Secretary of the Board of Trustees for the Licensing Executives Society (LES)—USA & Canada.

o	Marshal Phelps, Independent Director has served as Vice President, IP & Licensing for IBM and Vice President, IP Policy & Strategy for Microsoft. Mr. Phelps is an IP Hall of Fame Inductee, and currently serves as CEO for Article One Partners, an IP consultancy.

•	The management talent, experience and skill sets are key differentiators for Inventergy, and set it among the very best of its peers.

•	Management’s contacts across many IP-dependent industries provide key sourcing capability.

o	Inventergy’s officers and directors are well-known across the IP and technical industries, with significant and important relationships with prospective target clients as well as potential out-licensing customers. Inventergy’s focus is leveraging its reputation and relationships to achieve fair and reasonable transactions in a timely manner. Inventergy is currently in discussions with eight other large companies with significant portfolios.

•	Developing these long-term relationships helps ensure on-going revenue streams, built on key asset portfolios from existing clients.

o	The long-term relationships with clients provides a continual potential source of new assets and supports continuing revenue growth opportunities.

•	Inventergy’s professional corporate out-licensing model enables timely value-creation from client portfolio assets as well as on-going revenue streams.

o	Management believes the average time to concluding IP out-licensing transactions generally in the industry is approximately 18 months. While at Hewlett-Packard, Mr. Beyers often achieved revenue within nine months for out-licensing transactions. Inventergy believes Inventergy can drive an efficient process for delivering value and concluding appropriate, fair and reasonable transactions in a timely manner.

Industry Overview

Based on the Ocean Tomo Intangible Asset Market Value Study released in 2010 by Ocean Tomo, LLC, an Intellectual Capital Merchant Banc™ firm, 80% of the value of most companies in the S&P 500 was based on their IP. In many cases, product and service revenue based on patent assets can leave substantial amounts of untapped value in the IP, either because the IP is in areas that are not strategically important or too time-consuming for the asset holders to pursue. As a result, companies may not realize the maximum value generated from their research and development activity. The unrealized value can far exceed the cost of prosecuting the patents. Unfortunately, many companies cannot capture the full value of their IP assets themselves because they do not possess the necessary resources and personnel or because the pursuit of value involves a higher degree of risk than may be acceptable to such company.

Industry Focus

The initial two portfolios Inventergy has acquired are complementary portfolios in the telecommunications industry, specifically in the segments that cover core network infrastructure (IP Multimedia Subsystems -IMS and Voice over IP -VOIP) and mobile broadband communications (3G & 4G protocols -WCDMA/HSPA/LTE). Over time, Inventergy may acquire additional portfolios in this industry as well as other market segments. An overview of the telecommunications industry as well as the two initial Inventergy portfolios follow below.

General Perspectives on the Telecommunication Industry

The telecommunication industry is global in nature and the technologies deployed are largely defined and developed by cooperative standard-setting “working groups,” between the various market participants. One such body is “3GPP” (3rd Generation Partnership Project, a collaboration among groups of telecom associations, covering radio, core network and service architecture technologies). A number of other voluntary standard setting bodies exist, with the overall objective to ensure interoperability between networks and devices. According to the GSA organization (a 3GPP industry organization), in Q2 2013 there were 5.9 billion subscriptions globally using 3GPP systems (covering 2G -GSM, 3G-WCDMA & HSPA, and 4G-LTE protocols). This included 1.3 billion 3G and 126 million 4G subscribers.

From an Intellectual Property commercialization perspective, Inventergy believes that the continued development and deployment of standards-compliant telecommunication equipment and systems, create large, global addressable markets where market participants must comply with both declared and de facto industry standards to remain competitive. In many cases, these providers may not have developed the standards themselves nor do they own or are licensed to the key patents that relate to these standards. In addition, in this highly competitive industry, Inventergy believes market participants will also race to adopt key improvements to standards-based technology.

Inventergy believes that the continued and accelerated deployment as well as upgrading of technologies that can handle richer content to mobile devices, faster connections, quicker data speeds and more services delivered over networks, fixed and mobile, present significant opportunities for Inventergy. These trends accelerate the need for IMS and 3G & 4G technologies and protocols – areas in which Inventergy has significant patent portfolios. Inventergy’s focus is to acquire patent portfolios that contain a mixture of both standards declared patents as well as patents that cover important improvements to standards-based technologies.

The IMS and VOIP Segment – The primary focus of the first Inventergy portfolio

IP Multimedia Subsystem (IMS) is an architectural framework for delivering IP multimedia services and voice applications from wireless and wireline devices. It was originally designed by 3GPP. IMS is intended to aid the access of multimedia and voice applications from wireless and wire line terminals, to create a form of fixed-mobile convergence.

The technology is already deployed by more than 100 service providers around the world, as well as through cable companies to offer services such as the popular “bundles” of voice, TV and Internet. A driving force behind the deployment of LTE (long-term evolution) among service providers is the ability to offer Voice over LTE (VoLTE). Inventergy estimates based on data from Infonetics and internal analysis that the size of this market related to the service provider segment that could benefit from Inventergy’s technologies is $35-$40 billion cumulative over the next five years.

VOIP solutions are also extensively deployed in the corporate sector as companies are addressing the needs of an increasingly mobile workforce through so-called “unified communications” offerings that all packet data networks enable.

The Mobile Broadband Infrastructure Segment – The primary focus of the second Inventergy portfolio

Mobile broadband is a term that encompasses 2G, 3G and 4G cellular technologies based on standards that are developed and managed by the 3GPP organization and covers the radio, core network and service architectures that enable broadband communication between base stations and devices (such as cell phones and tablets, wireless enabled computers).

In the document “The Future of WCDMA/HSPA”, Ericsson estimates the 3G and 4G mobile broadband subscription market will grow 26% annually 2013-2018. In 2013, 3G comprised 20% of the WW mobile subscription market; 4G comprised 1.4%. By 2018, 3G and 4G is forecast to comprise 47% and 17%, respectively, of total worldwide mobile broadband subscriptions.

Data from GSA shows that 583 operators globally have deployed 3G as of November 2013 with commercial deployment of 4G deployed by 222 operators and another 252 operators investing in the technology. In terms of “mobile broadband enabled devices”, GSA data shows that as of September 2013 there over 4,000 different 3G enabled devices. In terms of 4G, GSA data from November 2013 indicates that there were 1,240 different devices from 120 manufacturers (of which 455 were smartphones).

The Business Model

Obtaining Assets

Business Model with Client

Inventergy’s initial focus is on developing relationships in the information technology and telecommunications industries and expanding from there into other adjunct or distinct new industry segments. Inventergy seeks to enable clients to generate higher potential value from their patent asset portfolio. Clients can be sourced through management’s significant industry contacts. Inventergy seeks leading companies and early patent filers, backed by strong R&D investments with substantial patent portfolios, but lacking expertise in IP monetization. Preferred clients are those that may be moving out of a market or have more strong assets in a segment than are needed for their business.

Many key technology-leading companies have significant patent asset portfolios in areas that may be no longer strategically valuable to the client but have clearly been adopted and built upon by other market participants. Preferred asset portfolios are in strong-margin, high-growth segments of particular industry sectors. Inventergy’s acquisition teams study patents of prospective clients and evaluate overall patent strength, the size of the appropriate addressable market(s), the reasonably probable revenue that might be generated from a successful licensing program, and how the remaining lifespan of a particular portfolio matches the expected trajectory of the target market(s).

Once a target client is identified, Inventergy engages in significant discussions and evaluations to obtain what Inventergy believes are portfolios with the highest potential value. Inventergy engages in deep and thorough discussions with potential clients to determine the best paths to developing value from the unused or underutilized patent assets.

Inventergy typically negotiates with a target client over a period of time (which can extend to more than six months). Inventergy aims to structure its patent acquisitions to include an up-front fee to the client, and an ongoing percentage of revenue received from licensing and enforcement activities. The mixture of fixed payment and ongoing revenue return is intended to appropriately reflect the inherent riskiness of patent asset licensing, the expected significant costs of licensing campaigns, and appropriate returns for such investments. Inventergy permits each client to balance cash flow and the risk and reward potential of ongoing research and development and patent operations.

The client may also receive a non-exclusive license to continue to make, have made, and sell products and services under the transferred patent assets, to ensure continuity of their ongoing businesses. The original asset holder will have no continuing control over Inventergy’s licensing and enforcement programs. But in certain cases, the assets acquired may be subject to existing licenses, existing business relationships and standards organization obligations (including in certain cases, Fair, Reasonable and Non-Discriminatory (FRAND) licensing obligations). Inventergy acquires patent asset portfolios cognizant of these existing encumbrances, and factors these issues into the final negotiations.

Inventergy seeks to cultivate long-term relationships with its clients with the goal of acquiring additional asset portfolios from these same clients in the future.

Referrals Agreements

Inventergy also periodically enters into Referrals Agreements with unaffiliated third parties for the provision of commercial and/or technical assistance to facilitate completion of designated acquisitions of assets. The agreements contain confidentiality provisions, continue indefinitely and are terminable by either party with seven day’s notice. To date Inventergy has entered into three such agreements, one with a German consulting firm, one with a California firm and one with a Japanese firm, each with technology expertise related to the assets being evaluated for acquisition or with important relationships with the clients owning the assets. Inventergy may enter into other such referrals agreements in the future. Compensation under such agreements are subject to negotiations between the parties and may be based on a percentage of the purchase price of the assets payable in cash upon closing of the transaction, periodically over time, payable in shares of stock of Inventergy or provide for an hourly consulting arrangement depending on Inventergy’s specific needs.

Generating Value from the Assets

The Patent Review Triad—Inventergy’s Internal Business System

Inventergy’s internal out-licensing campaign teams are typically managed by three leads, together with their respective internal and external teams—(1) Technical, (2) Legal, and (3) Business. Ultimately, the three teams collaborate to comprehend the addressable market space(s), the relevance of the patent assets, the mapping of patent assets to applicable standards and the products and services of other market participants, and technical and industrial value.

Technical Lead and Team

The Technical Lead and associated group works to understand the science and technology behind the patents. This group coordinates the work of third party technology consultants, including technical external resources such as technical experts, reverse engineering consultancies, and other providers, to deliver consolidated inputs to the Legal and Business teams.

Legal Lead and Team

This group manages the existing patent asset portfolio from a global perspective, and also manages further prosecution of continuing patent cases to help maximize value in ongoing licensing efforts. Prior to a potential acquisition and on-going after the acquisition, the Legal Lead and associated group reviews the patent assets and, together with the Technical team, helps analyze the products and services of prospective licensees. In particular, this group analyzes patent claims and determines how these claims relate to products, services and industry standards, prepares claim charts and licensing packages.

The Legal Lead also is responsible for the legal structure of any negotiated settlement with prospective licensees. They also manage our external legal providers, including patent prosecution, licensing and, if needed, litigation resources for effectively managing the life of each patent portfolio and providing consolidated services in support of business objectives.

Business Lead and Team

This group has overall financial responsibility for each licensing campaign. For both the purpose of determining business terms of license agreements and acquiring new portfolios, the Business group gathers the Technical and Legal inputs from the other two triad members and identifies target companies that have products and/or services in areas that may be impacted by relevant patent assets.

The Business Lead, with Technical and Legal inputs, assesses the relevant addressable market for patent assets and establishes an achievable licensing campaign structure and process. The Business group leads the development of marketing and licensing materials and packages, and drives the engagements with prospective licensing targets. The Business group also determines the structure and terms of proposed licenses, and helps set value for portfolios by setting a realistic, objective and achievable valuation of portfolios with respect to the particular market segments and products and services of target licensees.

Inventergy’s Professional Corporate Out-Licensing Model

Once Inventergy acquires an asset portfolio, and analyzes the addressable market and existing and projected products and services using patented technology of the portfolio, Inventergy then expects to develop an engagement campaign and process. Following a structured approach, Inventergy will contact key decision-makers of relevant market participants and seek discussion and respectful engagement. Inventergy anticipates structuring licenses in a flexible way, to match the specific character and use of patented technology by its licensees.

Inventergy believes that its approximately 680 patents and patent applications (164 previously acquired and 512 under a definitive purchase agreement) are fundamental to the telecommunications industry. This technology is utilized in the following markets:

•	Telecommunications core infrastructure;

•	Base stations and cell towers;

•	Communications service providers;

•	End user communications devices (such as cell phones and tablets); and

•	Enterprise voice over IP (VoIP) networks.

Our licensing strategy will require other parties to be reasonable and willing to work out a fair royalty arrangement. A potential licensee’s willingness and ability to pay reasonable royalties may, in part, be affected by the number of patents infringed by a particular licensee product, the licensee’s cost of licensing those patents, and the profitability of infringing products and/or services. Inventergy believes reasonable royalties for its patent assets are best secured through negotiated license agreements, which would allow it to avoid the uncertainties, costs and delays of litigation. Obtaining reasonable royalties for the use of its patents is generally dependent upon:

•	Demonstrating infringement of claimed inventions;

•	Defeating arguments that its patents are invalid or unenforceable; and

•	Providing data supporting the royalties it is seeking.

Some of the companies that may be using Inventergy’s patent assets may not voluntarily enter into license agreements. As a result, it has developed abilities to plan, execute and sustain enforcement campaigns to protect its patent portfolios. Litigation may be required to enforce and protect its intellectual property rights.

Intellectual Property and Patent Rights

Inventergy’s intellectual property is primarily comprised on asset portfolios it has acquired from clients for the purpose of monetizing such patents in a meaningfully valuable manner.

In connection with an acquisition of assets, Inventergy may seek financing to enable it to pay fixed up front fees or cash purchase prices. Acquisitions or investments may be consummated through the use of cash, equity, seller financing, third party debt, earn-out obligations, revenue sharing, profit sharing, or some combination of two or more of these types of consideration.

Asset Portfolios

Huawei

Huawei is a multinational networking and telecommunications equipment and services company headquartered in Shenzhen, China. Huawei has deployed its products and services in more than 140 countries and currently serves 45 of the world’s 50 largest telecom operators. In 2012, Huawei was recognized by Gartner for their innovation, which placed them in the upper-right (best) quadrant of Gartner’s “Magic Quadrant” in the telecommunications industry. Although Huawei has not previously pursued IP commercialization in any significant fashion, Huawei chose Inventergy to monetize a key part of Huawei’s sizable portfolio of mobile infrastructure IP.

Inventergy acquired 164 issued patents and pending patent applications from Huawei relating to IP Multimedia Subsystem (IMS) and Voice over IP (VOIP) implementations. The portfolio covers the core network of the so-called “Next Generation Networks” enabling such functionality as Mobile Video delivery and Mobile High Definition Audio as well as enabling services like “triple play” (phone, television and data) offered by fixed line/cable operators and enterprise VOIP solutions. The Huawei portfolio was acquired for an upfront payment and a percentage of Net Revenue (gross proceeds from licensing or sales of the assets after deduction of any litigation costs).

The patents cover a broad range of functional aspects, including advanced call features, network security, interoperability, system performance and network reliability. These patents have an average remaining life of 10 to 12 years. At least 43 of the patent assets are standards-relevant, and there are very limited prior license encumbrances against the entire portfolio.

Inventergy believes the portfolio to be particularly relevant as mobile network operators, cable operators and equipment manufacturers roll out new features and content rich services for both mobile and fixed networks. Inventergy has identified over 125 companies within four primary licensee market segments, namely, IMS systems, enterprise networking equipment (VOIP), legacy mobile systems and telecommunications service providers, that it intends to approach to monetize the IMS IP assets. Currently there are over 100 mobile network operators worldwide offering services based on the IMS standard and most cable companies that already offer “triple play bundles” do this on the IMS standard, so use of IMS is reasonably expected to increase substantially. Inventergy also estimates that there are already about 30 equipment manufacturers offering solutions relevant to this patent portfolio.

New Patent Portfolio Acquisition

Inventergy has entered into a definitive agreement with a Fortune 100 consumer electronics and telecommunications company to purchase a new portfolio of over 500 patent assets (both granted and pending patent applications) applicable to 3G (WCDMA & HSPA) and 4G (LTE) mobile infrastructure. At least 180 of the patent assets are standards relevant. The patent portfolio is being acquired for an upfront payment and a percentage of Net Revenue (gross proceeds from licensing or sales of the assets after deduction of litigation costs). Certain minimums are guaranteed for the Net Revenue payments for the first three years.

The main technical focus of the portfolio concerns base station equipment communication with mobile devices, specifically the radio aspects of such communications. The 3G/4G standards are widely adopted by telecom operators, infrastructure manufacturers and mobile device manufacturers around the world as the enabling standard for mobile broadband. According to data from GSMA Intelligence (a global mobile network association), there were 1.6 billion mobile broadband (3G/4G) connections established worldwide in Q1 2013. Inventergy has identified over 100 companies within three primary licensee market segments, namely, telecommunications operators, base state equipment vendors and user equipment vendors, that it intends to approach to monetize these mobile broadband IP assets in the new portfolio.

GSMA Intelligence, a leading industry analyst firm, estimates that the average revenue per user per mobile broadband subscription is currently $30-$70 per month, depending on the geography.

Inventergy views the new portfolio very complementary to the Huawei portfolio where, even though a few of the target companies may be the same, the affected revenue streams are different. Inventergy believes that such complementary coverage may offer operational and marketing efficiencies and it is exploring other opportunities that may add further synergy.

Competition

Inventergy expects to encounter significant competition from others seeking to acquire and monetize intellectual property assets. This includes an increase in the number of competitors seeking to acquire the same or similar patents and technologies that Inventergy may seek to acquire. Other companies may develop competing technologies that offer better or less expensive alternatives to our patented technologies that it may acquire and/or license. Many potential competitors may have significantly greater resources than the resources Inventergy possesses. Technological advances or entirely different approaches developed by one or more of our competitors could render certain of the technologies owned or controlled by us obsolete and/or uneconomical.

Entities such as Intellectual Ventures, Acacia, Interdigital, Rambus, Tessera, VirnetX, WiLan and others presently market themselves as being in the business of creating, acquiring, licensing or leveraging the value of intellectual property assets. Many of Inventergy’s competitors have longer operating histories and significantly greater financial resources.

Employees

As of December 16, 2013, Inventergy has eight full-time employees. None of Inventergy’s employees or contractors are subject to a collective bargaining agreement and Inventergy believes its employee relations to be good.

Inventergy uses the services of various consultants and contractors to manage its business, technical, accounting and legal operations. Inventergy believes selective use of such consultants allows it to achieve its business objectives in a flexible, cost-effective fashion.

Property

Inventergy leases its principal executive offices at Cupertino, CA pursuant to a month-to-month lease. Management believes its facilities are adequate for its current and anticipated operations.

Legal Proceedings

Inventergy is not currently a party to any legal proceedings.

MANAGEMENT OF INVENTERGY

Executive Officers and Directors

Our current executive officers and directors are as follows:

Name	Age	Position
Joseph W. Beyers	61	Chairman of the Board and Chief Executive Officer (1)

Wayne P. Sobon	51	Vice President and General Counsel

Jon Rortveit	55	Vice President, IP Acquisitions & Licensing

Paul A. Roberts	45	Vice President, IP Licensing

Marshall Phelps	69	Director (2)

__________________

(1)	Designee of the holders of the common stock of Inventergy pursuant to the terms of a Stockholders’ Agreement entered into as of May 10, 2013, among Inventergy and the holders of the Series A Stock and certain holders of common stock of Inventergy. Such Stockholders’ Agreement will be terminated upon closing of the Merger.

(2)	Designated as an independent director not affiliated with Inventergy, any holder of capital stock of Inventergy and nominated by a majority in interest of the holders of the common stock pursuant to the Stockholders Agreement.

Set forth below are descriptions of the backgrounds of the executive officers and directors of Inventergy and their principal occupations for the past five years.

Joseph W. Beyers. Mr. Beyers has served as the Chairman of the Board and Chief Executive Officer of Inventergy since February 2013 (and of Inventergy LLC from January 2012 until it converted to Inventergy Inc. in February 2013). Since November 2011 Mr. Beyers has been the chairman of Silicon Turbine Systems, an alternative energy developer. He has also served as chairman of JWB IP Consulting, LLC since September 2009 and since August 2009 chairman of Ambature, LLC, an IP creation start-up companies in the green energy field. From September 2009 to November 2011, Mr. Beyers was the chairman and chief executive officer of Ambature LLC, a developer of technologies to improve the efficiency of electrical energy generation, distribution and usage. For the 34 years until August 2009 Mr. Beyers served in various positions at Hewlett-Packard Company. From January 2003 to August 2009, Mr. Beyers was vice president of intellectual property licensing at the Hewlett-Packard where he was responsible for patent licensing, technology licensing, brand licensing, standards based licensing and patent sales and acquisitions for the entity as well as a key driver of IP strategy. His initial position was as an engineer on operating system design and lead inventor of the world’s first 32-bit computer chip. He then led mergers and acquisitions and technology partnership activities for Hewlett-Packard followed by a lead role in corporate strategy. Mr. Beyers was also previously the head of a number of the Hewlett Packard worldwide product businesses. Mr. Beyers holds both an M.S. in Electrical Engineering and a B.S. in Computer Engineering from the University of Illinois. He received the Distinguished Alumni Award from the University of Illinois in 2007.

Wayne P. Sobon. Mr. Sobon has served as Inventergy’s Vice President, General Counsel since January 2013. From February 2011 until January 2013, he served as Vice President, Chief IP Counsel for Rambus, Inc., a technology research and development and licensing company. From August 2000 to February 2011, Mr. Sobon was the Associate General Counsel and Chief IP Counsel of Accenture, Inc. (formerly Anderson Consulting), a provider of management consulting, systems integration and technology, and outsourcing services. Prior to joining Accenture, Inc., Mr. Sobon was a partner at Gray Cary Ware & Freidenrich (now DLA Piper) from March 1999 to August 2000. Mr. Sobon holds a B.S. in Physics (with honors) and a B.A. in German Studies from Stanford University. He is a graduate of the University of California, Berkeley, where he received his J.D. (Order of the Coif from Boalt Hall School of Law (now Berkeley Law School)) and M.B.A. (with the Haas Academic Achievement Award for highest achievement from the Haas School of Business). Mr. Sobon is a registered patent attorney with the U.S. Patent & Trademark Office (the “USPTO”), a member of the California State Bar, the current President and former board member of the American Intellectual Property Law Association and an executive committee member and former board member of the Association of Corporate Patent Counsel. He is currently serving in his second three-year term as an appointee by the Secretary of Commerce on the USPTO’s Patent Public Advisory Committee, advising the USPTO on matters of patent administration, regulation and fee setting.

Jon Rortveit. Mr. Rortveit has served as Vice President, IP Acquisitions and Licensing for Inventergy since January 2013. From 2005 through 2012 he served as the chief executive officer of Tynax, Inc., a global patent broker. His previous experience includes serving as a venture partner with EuroUS Ventures, a later-stage venture capital firm; serving as chief executive officer of IBA, Inc., a consulting firm which he founded and sold; and serving as vice president of marketing and president of U.S. operations for DAVIS A/S, a leading market maker for Tynax Inc.’s DLP technology. Mr. Rortveit holds an MBA from Warwick Business School and currently serves as an MBA student mentor at the Warwick Business School. In addition, Mr. Rortveit serves as a board member of China International Intellectual Property Services, a Hong Kong-based provider of IP services, a board supervisor for the Nansha International Science Park (a Guangzhou company) and advisor to CEO Clubs China.

Paul A. Roberts. Mr. Roberts has served as VP of IP Licensing for Inventergy since January 2013. From February 2012 through December 2012, he served as vice president patent law and commercialization for Rovi Corporation, a digital entertainment exploration, distribution, advertising and IP licensing company. From March 2008 to February 2012, Mr. Roberts served as lead patent attorney/director global operations and prior to that as global division IP counsel for Accenture. His prior experience includes service as manager of the patent acquisition department and patent attorney for MCI/Worldcom; patent attorney for the law firms of McDermott, Will & Emery and Larson & Taylor and prior to that as patent examiner at the USPTO. Mr. Roberts holds a B.S. Electrical Engineering from the University of Maryland and a Juris Doctorate from the Whittier Law School. He is currently a member of the Association of Corporate Patent Counsels and the Licensing Executives Society where he serves on the board of trustees and board secretary. He is a frequent lecturer on IP and IP licensing and is admitted to practice before the USPTO, the Court of Appeals for the Federal Circuit and the Pennsylvania State Bar.

Marshall Phelps. Mr. Phelps has served as a member of the Board of Directors of Inventergy since May 10, 2013. He has served as chief executive officer and a member of the board of Article One Partners, Inc., a venture-funded online prior art search community, where he is actively engaged in helping businesses and governments improve patent quality and the patent system. From 2002 to 2010 Mr. Phelps served as corporate vice president and deputy general counsel for intellectual property and licensing at Microsoft Corporation. In 2001 he was a founding partner of Intellectual Ventures, a worldwide acquirer of patents. His prior experience includes serving as corporate vice president at IBM in the 1990s, responsible for overseeing standards, telecommunications policy, industry relations, licensing, intellectual property law and management of a worldwide intellectual property portfolio. While at IBM, he also served as director of government relations in Washington and as vice president of Asia Pacific operations in Tokyo. Mr. Phelps holds a B.A. and DH.L. from Muskingum University, an M.S. from Stanford Graduate School of Business and a J.D. from Cornell University Law School. He is co-author of the book, “Burning the Ships: Transforming Your Company's Culture Through Intellectual Property Strategy”, published in 2009. Mr. Phelps has taught IP strategy at business, law or engineering schools at Duke, Cornell, UNC, Berkeley and in Japan.

Employment Agreements

Joseph W. Beyers

Pursuant to letter agreements effective on or about May 10, 2013, Inventergy entered into letter agreements for the employment of Joseph W. Beyers with the title of Chairman and Chief Executive Officer of Inventergy as an “at will” employee. Pursuant to the letter agreement, Mr. Beyers received an initial signing bonus of $99,250 payable upon consummation of the sale of the Series A Stock in May 2013. In addition he was entitled to a starting salary of $315,000 per annum, payable monthly, which salary will increase to $420,000 per annum, payable monthly, upon completion of the Next Round of Financing (defined as the sale of equity or debt securities occurring 90 days or more after the effective date and from which Inventergy receives gross proceeds of not less than $10 million) provided Inventergy’s board of directors determines that such an increase complies with all limitations imposed on Inventergy pursuant to the terms and conditions of the Series A Stock (the “Approved Milestone”).

In addition, Mr. Beyers is also entitled to a lump-sum cash bonus upon the earlier to occur of the Approved Milestone or a Change in Control (as defined) (the “Trigger Date”) equal to one-third of his then effective monthly base rate multiplied by the number of months or fraction (not to exceed 12 months) of full time employment since the effective date of the agreement. For purposes of the agreement, Change in Control means (a) consummation of a merger or consolidation of Inventergy with or into another entity or (b) dissolution, liquidation or winding up of Inventergy; provided, however, a merger or consolidation will not constitute a change in control if immediately thereafter a majority of the voting power of the capital stock of the continuing or surviving entity will be owned by Inventergy’s stockholders immediately prior thereof in substantially the same proportions as their ownership of the voting power of Inventergy’s capital stock immediately prior to the merger or consolidation. In the event Inventergy terminates Mr. Beyer’s employment without “cause” or the executive terminates the agreement for “good reason” as such terms are defined in the agreement, Inventergy will be required (a) to pay monthly base salary for three months if the termination occurs prior to June 1, 2014 and six months if the termination occurs on or following June 1, 2014 and (b) if the termination occurs prior to the Trigger Date, to pay the incentive bonus to the extent the board of directors determines the payment complies with all limitations imposed on Inventergy pursuant to the terms of the Series A Stock.

Mr. Beyers is also entitled to participate in Company-sponsored benefits.  The letter agreement also requires the employee to execute Inventergy’s standard Proprietary Information and Inventions Agreement.

Wayne Sobon

Mr. Sobon’s letter agreement provides terms similar to those of Mr. Beyer’s agreement except that he serves as Inventergy’s VP and General Counsel at an initial starting salary of $262,500 per annum, payable monthly, increasing to $350,000 upon the Approved Milestone. Mr. Sobon received an initial signing bonus of $56,250 with an additional signing bonus of $18,750 payable on the earlier of the Approved Milestone or the point in which Inventergy has received proceeds from the sale of equity or debt securities in sufficient amounts to enable it to pay the bonus and comply with the terms of the Series A Stock as determined by the board of directors.

Jon Rortveit

Mr. Rortveit’s letter agreement provides terms similar to those of Mr. Beyer’s agreement except that he serves as Inventergy’s VP, Acquisition & IP Licensing, at an initial starting salary of $243,750 per annum, payable monthly, increasing to $325,000 upon the Approved Milestone. Mr. Rortveit received an initial signing bonus of $54,375 with an additional signing bonus of $18,150 payable on the earlier of the Approved Milestone or the point in which Inventergy has received proceeds from the sale of equity or debt securities in sufficient amounts to enable it to pay the bonus and comply with the terms of the Series A Stock as determined by the board of directors.

Paul Roberts

Mr. Roberts’ letter agreement provides terms similar to those of Mr. Beyer’s agreement except that he serves as Inventergy’s VP, IP Licensing, at an initial starting salary of $225,000 per annum, payable monthly, increasing to $300,000 upon the Approved Milestone. Mr. Roberts received an initial signing bonus $53,062.50 with an additional signing bonus of $17,687.50 payable on the earlier of the Approved Milestone or the point in which Inventergy has received proceeds from the sale of equity or debt securities in sufficient amounts to enable it to pay the bonus and comply with the terms of the Series A Stock as determined by the board of directors.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth certain information regarding the beneficial ownership of Inventergy as of December 16, 2013, by Inventergy’s executive officers, directors and owners of more than 5% of the outstanding equity securities in Inventergy, as well as the number of shares beneficially owned by all of Inventergy’s directors and executive officers as a group. As of December 16, 2013 an aggregate of 11,280,039 shares of common stock and 6,176,748 shares of Series A Stock (an aggregate of 17,456,787 shares) are issued and outstanding. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

Name and Address of	Amount and Nature of Beneficial Ownership of Voting Securities				Approximate Percentage of Outstanding Voting
Beneficial Owners (1)	Preferred Stock		Common Stock		Securities (2)

Joseph W. Beyers	—		5,250,000	(3)(4)	30.07%
Hudson Bay IP Opportunities Master Fund LP (5)	3,976,904	(6)	—		22.78%
Wayne Sobon	—		1,500,000	(4)(7)	8.59%
Jon Rortveit	—		1,400,000	(4)(7)	8.02%
Paul Roberts	—		1,000,000	(4)(7)	5.73%

Marshall Phelps	—		150,000	(4)(8)	*
All directors and executive officers as a group (6 persons)	—		9,300,000		52.99%

_________________________

*	Less than 1%.

(1)	Except as otherwise indicated, the address of each of the beneficial owners is c/o Inventergy, Inc., 19925 Stevens Creek Boulevard, Suite 100, Cupertino, CA 95014.

(2)	Assumes that the preferred stock has been converted to common stock on a one-for-one basis and that the preferred stock and common stock vote as one class on all matters.

(3)	Of such shares (a) an aggregate of 3,950,000 shares are owned directly by Mr. Beyers (all of which are subject to repurchase by Inventergy at par value prior to vesting in accordance with specified milestones and are subject to Inventergy’s right of first refusal pursuant to the terms of an Amended and Restated Stock Restriction Agreement dated May 9, 2013 (the “Stock Restriction Agreement”)); (b) 500,000 shares are owned by Mr. Beyers indirectly through the Jamgochian Family Trust, a revocable trust (50,000 of which are subject to repurchase by Inventergy at par value and subject to Inventergy’s right of first refusal pursuant to the Stock Restriction Agreement); (c) 500,000 shares are owned by Mr. Beyers indirectly through the Monte Securities Trust, a revocable trust (all of which are subject to repurchase at par value and subject to Inventergy’s right of first refusal pursuant to the Stock Restriction Agreement); and (d) an aggregate of 300,000 shares are owned indirectly through Montalvo Investments, LLC, an entity controlled by Mr. Beyers but as to which he disclaims beneficial ownership as to 227,100 shares (all 300,000 of which shares are subject to repurchase by Inventergy at par value and subject to Inventergy’s right of first refusal pursuant to the Stock Restriction Agreement).

(4)	See “Description of Securities—Lockup Agreements” for the description of the lockup agreements to which all such shares are subject.

(5)	Hudson Bay Capital Management LP, the investment manager of Hudson Bay IP Opportunities Master Fund LP, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay IP Opportunities Master Fund LP and Sander Gerber disclaims beneficial ownership over these securities.

(6)	Consists of 3,571,429 shares of Series A-1 Preferred Stock and 405,475 shares of Series A-2 Preferred Stock. The Series A Stock contains a limitation on convertibility from and after the date Inventergy becomes a reporting company under the Securities Exchange Act of 1934, as amended, such that the holder cannot convert such preferred stock if such holder would thereby become the beneficial owner of more than 9.99% of Inventergy’s issued and outstanding common stock.

(7)	Such shares were issued pursuant to non-plan stock grants dated February 5, 2013, subject to forfeiture to Inventergy upon the termination of the grantee’s service before the shares have vested. With respect to 50% of such shares, 20% thereof vested immediately upon grant and a portion of the remaining shares vest annually over a three year period. With respect to the remaining 50% of the shares, the forfeiture condition lapses and the shares vest upon achieving specified milestones, including repayment of the Senior Secured Notes, certain licensing stages are completed and upon acquisitions of additional patent portfolios. All such shares are held in escrow by Inventergy and subject to a right of first refusal in the event of a proposed sale or transfer.

(8)	Such shares were issued pursuant to non-plan stock grants dated February 5, 2013, subject to forfeiture to Inventergy upon the termination of the grantee’s service before the shares have vested. With respect to 50% of such shares, 40% thereof vested immediately upon grant and the remaining shares vest annually over a two year period. With respect to the remaining 50% of the shares, the forfeiture condition lapses and the shares vest upon achieving specified milestones, including repayment of the Senior Secured Notes, certain licensing stages are completed and acquisitions of additional patent portfolios. All such shares are held in escrow by Inventergy and subject to a right of first refusal in the event of a proposed sale or transfer.

DESCRIPTION OF SECURITIES

Pursuant to Inventergy’s current amended and restated certificate of incorporation, Inventergy is authorized to issue 135 million shares of stock, consisting of 125 million shares of common stock, par value $0.0001 per share and 10 million shares of preferred stock, par value $0.0001. As of December 16, 2013, 11,280,039 shares of common stock are issued and outstanding and 5,000,000 shares of Series A-1 Preferred Stock and 1,176,748 shares of Series A-2 Preferred Stock (an aggregate of 6,176,748 shares of Series A Stock) are issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and, in accordance with the amended and restated certificate of incorporation and the Series A-1 Certificate of Designation are entitled to elect two directors of Inventergy at any election of directors. Subject to preferences that may be applicable to any then outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for dividends. In the event of Inventergy’s liquidation, dissolution or winding up, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of the preferred stock, if any, then outstanding. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Inventergy’s board of directors has the authority, without further action by the stockholders, to issue any undesignated shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of any shares of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of Inventergy.

Series A Preferred Stock

Pursuant to the amended and restated certificate of incorporation, there are authorized:

•	5,000,000 shares of Series A-1 Preferred Stock, par value $0.0001 (the “Series A-1 Stock”); and

•	1,176,748 shares of Series A-2 Preferred Stock, par value $0.0001 (“Series A-2 Stock” and collectively with the Series A-1 Stock, the “Series A Stock”).

The shares of Series A Stock rank pari passu with each other, with the right to receive dividends on an as-converted basis with the common stock; however, no dividend may be issued unless the Series A Stock receives it pro-rata (unless a holder has in excess of 9.99% of the common stock on an as-converted basis).  The Series A Stock may be converted at the holder’s option for an amount of common stock equal to the stated value of shares of Series A Stock being converted divided by the conversion price (currently a stated value of $0.01 and a conversion price of $0.01 for the Series A-1 Stock and a stated value of $1.6996 and a conversion price of $1.6996 for the Series A-2 Stock, in each case subject to adjustment). The Series A Stock shall automatically convert into common stock at any time upon the affirmative election of a majority of its holders or immediately upon closing of an underwritten initial public offering of Inventergy in an amount not less than $50 million (which will be reduced to $20 million effective upon the Merger) and at a threshold price determined in accordance with the terms of the Series A Stock, provided that such conversion does not result in a holder of Series A Stock holding more than 9.99% of the outstanding shares of common stock of Inventergy.

Holders of the Series A Stock are entitled to a liquidation preference, subject to the rights of any senior preferred stock of Inventergy.  Such holders also have redemption rights upon Inventergy’s entry into a fundamental transaction, such as a merger or acquisition; if Inventergy is unable to redeem all the Series A Stock, such redemption will be done pro-rata and Inventergy will pay 1.5% monthly interest for each unredeemed share of Series A Stock until the full redemption amount is paid.

Holders of the Series A Stock may vote their shares on an as-converted basis except on certain matters described below affecting the rights and preferences of the Series A Stock and to the extent otherwise required by law, holders of Series A Stock shall not be entitled to vote as a separate class. Holders of Series A Stock have the exclusive right, voting separately as a class, to elect one director to Inventergy board, except that (i) if the Series A Stock holders approve a sale transaction of Inventergy and exercise their drag-along rights and (ii)  the officers and directors of Inventergy impede the implementation of such sale transaction, then the holders of the Series A Stock may invoke their right to both double the size of the board of directors and to exclusively elect an additional two directors to the newly-doubled board.

So long as a holder of Series A Stock is able to convert their shares into greater than 2% of Inventergy’s common stock, Inventergy must obtain the affirmative vote of the majority of Series A Stock for the following actions:

•	to create a series of preferred stock that is pari passu with the Series A Stock or superior;

•	to increase the number of authorized shares of common stock or preferred stock;

•	to issue any debt securities of incur debt (other than permitted indebtedness);

•	to authorize and pay dividends;

•	to authorize or effect the sale or lease of all or substantially all Inventergy’s assets, to engage in a fundamental transaction such as a merger or acquisition, or to engage in a liquidation event;

•	to amend Inventergy’s charter or bylaws;

•	to increase or decrease the number of directors; or

•	to take any action that adversely effects the Series A Stock, provided, however, that in the case of actions adverse to the Series A-1 Stock, the holders of the Series A-1 Stock are entitled to vote separately as a class on such action, and further provided that in the case of actions adverse to the Series A-2 Stock, the holders of the Series A-2 Stock are entitled to vote separately as a class on such action.

In addition, Inventergy must obtain the affirmative vote of the Series A director for the following actions:

•	to engage in a fundamental transaction, such as a merger or an acquisition;

•	to change its business;

•	to consummate a material transaction with an affiliate;

•	to terminate an executive making more than $225,000 annually;

•	to approve annual budgets in excess of $950,000, and to approve any payments of expenses made in excess of the annual budget;

•	to enter into agreements that restrict Inventergy’s ability to pay dividends or redeem its securities;

•	to adopt or amend a stock option plan;

•	to make any loan or advance unless such loan or advance is to a wholly owned subsidiary or in the ordinary course of business;

•	to guarantee any indebtedness (except for trade accounts in the ordinary course of business, or permitted indebtedness);

•	to invest any amount greater than $3 million (other than purchases of intellectual property or intellectual property rights); and

•	to repurchase or redeem any outstanding securities.

Inventergy will also not enter into a fundamental transaction unless: (i) a successor assumes all obligations to the Series A Stock in form and substance satisfactory to the holders of the Series A Stock, including agreements to deliver to each holder of the Series A Stock securities of the successor substantially similar in form and substance to the Series A Stock and (ii) from and after the date on which Inventergy becomes registered under the Exchange Act, the successor is a publicly traded corporation whose common stock is quoted on or listed for trading on the NYSE, the NYSE MKT or a NASDAQ market.

Additionally, the terms of the Series A Stock caps the amount of compensation payable to certain officers or Inventergy, and imposes an overall cap on the amount of compensation payable to all employees, officers and directors of Inventergy.

Pursuant to the securities purchase agreement for the Series A-1 Stock, its holders are entitled to receive shares of common stock if (i) Inventergy conducts a dilutive issuance of its common stock (or securities convertible into common stock) at, or (ii) adjusts the conversion terms or price of any outstanding securities to, a price less than a given threshold price calculated at the time of the dilutive issuance. This share adjustment is subject to exclusions for shares issuable pursuant to conversion of the Series A-1 Stock, shares issuable pursuant to a conversion price adjustment, or shares issuable pursuant to an employee benefit plan.

Pursuant to the securities purchase agreement for the Series A-2 Stock, its holders have a right of first refusal with respect to subsequent issuances of securities by Inventergy convertible into its common stock, subject to exclusions for shares issuable pursuant to conversion thereof, shares issuable pursuant to a conversion price adjustment, or shares issuable pursuant to an employee benefit plan.

Stock Plan and Stock Awards

2013 Stock Plan

On November 14, 2013, Inventergy’s board of directors adopted, and a majority of Inventergy’s shareholders approved, the 2013 Stock Plan (the “Plan”). An aggregate of 2,050,000 shares are reserved for issuance under the Plan. The board of directors, or a committee of the board, has authority and direction to administer the Plan and, from time to time, to authorize the issuance of direct awards or sales of shares and the grant of incentive stock options to employees and non-statutory options to employees, outside directors and consultants. The board may amend, suspend or terminate the Plan at any time and for any reason and the Plan will terminate automatically ten years after the later of (i) the date of adoption by the board or (ii) the date when the board approved the most recent increase in the number of shares reserved under the Plan that was also approved by Inventergy’s stockholders.

As of December 16, 2013, the board has authorized the issuance of an aggregate of 1,150,000 stock options with an exercise price of $3.21 per share to two persons, neither of whom are executive officers, which options are subject to vesting schedules, and an aggregate of 80,000 shares to one consultant, subject to a forfeiture condition.

Restricted Stock Awards

Prior to the adoption of the 2013 Stock Plan, Inventergy issued stock pursuant to Stock Grant Agreements (the “Grant Agreements”) to various employees and consultants in consideration for services rendered. An aggregate of 5,000,000 shares of Inventergy’s common stock were issued pursuant to Stock Grant Agreements.

The Stock Grant Agreements provide that the shares shall initially be restricted shares, subject to forfeiture to Inventergy prior to vesting in the event the holder’s service terminates for any reason with or without cause including death or disability. As determined by the board of directors, the awards are subject to stated performance conditions and vesting schedules pursuant to which the forfeiture condition lapses and the shares vest in some cases partially upon grant and in increments upon achieving specified milestones, such as repayment of the Senior Secured Notes, certain licensing stages and upon acquisitions of patent portfolios.

In addition, the Grant Agreements each provide that the certificates for the shares remain in escrow with Inventergy pending lapse of the forfeiture condition and vesting. Inventergy has a right of first refusal to purchase any shares proposed to be sold, pledged or transferred to a third party and the shares are subject to transfer restrictions as well s a market stand-off provision in the event Inventergy undertakes an underwritten public offering of its equity securities. In the event Inventergy conducts an underwritten public offering of its equity securities, the holder of the restricted stock may not sell, pledge, offer, grant or sell any option or other contract for the purchase of the shares without the prior written consent of the underwriter for a period not exceed 180 days after the date of the final prospectus relating to such underwritten offering.

Senior Secured Promissory Notes

On May 10, 2013, Inventergy issued an aggregate of $5,000,000 in principal amount of senior secured notes (the “Notes”) to several institutional investors, including Inventergy’s largest preferred shareholder, Hudson Bay IP Opportunities Master Fund LP. Pursuant to the terms of the Notes, interest accrues on the unpaid principal amount at the rate of 0.40% per annum until the second anniversary of the Notes and thereafter at the rate of 10% per annum, subject to adjustment, and is payable on the 15th day of January, April, July and October of each year. In the event of the occurrence of an Event of Default, the interest rate shall increase to 16%. The Notes mature and the outstanding principal, accrued and unpaid interest and late charges, if any, is payable on the maturity date, namely, May 10, 2018, as may be extended at the option of the holder of the Note.

Events of Default

Pursuant to the Notes, an “Event of Default” means, among other things:

(i)	the failure to pay principal, interest, late charges, redemption or other amounts when due;

(ii)	commencement of a voluntary or involuntary bankruptcy case, consent to the appointment of a receiver, trustee or liquidator, a general assignment for the benefit of credits, or admission in writing that Inventergy is unable to pay its debts as they become due;

(iii)	a court enters a decree under a bankruptcy law;

(iv)	a final judgment is entered for the payment of in excess of $100,000;

(v)	breach by Inventergy of a material representation, warranty, covenant or other term or condition of any of the documents related to the transaction which continues in excess of 10 consecutive business days;

(vi)	breach by Inventergy of the covenants set forth in the Note (relating to repayments pari passu, incurrence of indebtedness, existence of liens, restricted payments, restrictions on redemption and dividends, change in nature of business, preservation of existence, maintenance of insurance, transactions with affiliates, and maintenance of a minimum cash balance of $1,500,000 from and after the incurrence of sales of common stock or securities convertible into common stock resulting in aggregate proceeds of at least $5,000,000;

(vii)	failure to perform or comply with any covenant or agreement contained in any security document (as defined in the Note);

(viii)	any material provision of any security document (as defined) as determined by the collateral agent (Hudson Bay IP Opportunities Master Fund, LP) shall cease to be valid or enforceable or a proceeding is commenced by Inventergy, any subsidiary or any governmental authority seeking to establish the invalidity or unenforceability thereof, or Inventergy shall deny in writing that it has any liability or obligation under any such security document;

(ix)	any security document shall fail or cease to create a valid and perfected lien and first priority lien in favor of the collateral agent;

(x)	any bank at which certain deposit and other accounts are maintained shall fail to comply with any material term of such account or any securities intermediary in custody, control or possession of any investment property of Inventergy shall fail to comply with any of the terms of any investment property control agreement to which such person is a party;

(xi)	any default under, redemption of or acceleration prior to maturity of an aggregate amount of indebtedness in excess of $100,000 of Inventergy or any subsidiary; or

(xii)	Inventergy’s failure to consummate the purchase of certain patents set forth in the letter of intent between Inventergy and Huawei Technologies Co., Ltd. on or prior to May 31, 2013 upon terms and conditions and pursuant to documentation acceptable to the holders of Notes representing at least a majority of the aggregate principal amount then outstanding.

Security

The payment of amounts due and payable under the Notes is secured by all of the assets of Inventergy, including without limitation, all copyrights, patents and trademarks, all licenses, accounts, commercial tort claims, deposit accounts, documents, equipment, fixtures, goods, inventory, investment property, letter of credit rights and other tangible and intangible personal property and assets pursuant to the terms of a Pledge and Security Agreement dated as of May 10, 2013. Hudson Bay IP Opportunities Master Fund, LP serves as the collateral agent pursuant to the Pledge and Security Agreement.

Redemption Rights

Event of Default. Upon the occurrence of an event of default, Inventergy is required to deliver written notice thereof to the holder of the Note and in such event, or upon the holder becoming aware of an event of default, the holder of the Note may require Inventergy to redeem all or any portion of the Note in cash equal to 100% of the amount subject to redemption by delivering written notice to Inventergy.

Change of Control. During the period beginning on the earlier to occur of any oral or written agreement by Inventergy or any of its subsidiaries to consummate a transaction which would reasonably be expected to result in a change of control (as defined in the Note), or the holder of the Note becoming aware of a change of control or the receipt of Inventergy’s required notice prior to the consummation of a change of control, the holders of the Notes have the right to require Inventergy to redeem all or any portion of the Note in cash at a price equal to 125% of the amount of the Note being redeemed. In the event the holders of at least a majority of the principal outstanding have explicitly approved of the change of control transaction in writing, all holders shall be deemed to have waived their right to redeem the Notes for amounts in excess of the amount of the principal, accrued and unpaid interest and late charges, if any.

Quarterly Redemption. The holders of the Notes are entitled to a quarterly payment in cash equal to 25% of the gross revenues of Inventergy (including license fees, settlement amounts, royalties, infringement damages and the like) and shall first be applied to accrued and unpaid late charges, then to accrued and unpaid interest and then to principal in such amounts as shall be certified to by Inventergy’s chief financial officer in a notice to all holders. The Notes will be amended upon closing of the Merger to provide that 25% of all combined Company revenues (Inventergy plus eOn) will be used to repay the Notes, along with 20% of any equity raised from the public markets.

Fundamental Transactions

Inventergy is prohibited pursuant to the Notes from entering into a fundamental transaction (as defined in the Note) unless the successor entity assumes in writing all of the obligations of Inventergy under the Notes and the other documents related to the transaction. Fundamental transaction is defined to include a consolidation or merger in which Inventergy’s stockholders are not the holders of a majority of the voting power of the surviving entity, a sale of all or substantially all of the assets of Inventergy or any of its significant subsidiaries, certain tender offers for more than 50% of the outstanding common stock, stock purchase agreement or other business combination in which the entity acquires at least 50% of the outstanding shares of common stock. The required majority of the Noteholders has consented to the Merger.

Lockup Agreements

By letter agreements dated May 9, 2013, Inventergy’s officers and directors and the majority of the then holders of outstanding common stock of Inventergy agreed that until May 10, 2015 each such holder would not (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, any shares of common stock or common stock equivalents owned by such holder; (b) enter into a swap or other arrangement for the transfer of the economic consequences of ownership of the shares; (c) make any demand for or exercise any right or cause to be filed a registration statement to register the shares of common stock or common stock equivalents or (d) publicly disclose the intention to do any of the foregoing. Such lockup agreements will be continued following closing of the Merger.

Delaware Anti-Takeover Law

Inventergy is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior did own, 15% or more of the corporation's voting stock.

Risk Factors

The following risks pertain to Inventergy’s business, among others:

Risks Related to Inventergy’s Business

Inventergy’s limited operating history makes it difficult to evaluate its current business and future prospects and its inability to execute on its current business plan may adversely affect its results of operations and prospects.

Inventergy is a development stage company which has generated no revenues to date. To date, Inventergy’s business has focused on the sourcing and acquisition of patent portfolios. Therefore, Inventergy not only has a very limited operating history, but also a limited track record in executing its business model which includes, among other things, acquiring, licensing, litigating or otherwise monetizing patent assets. Inventergy’s limited operating history makes it difficult to evaluate its current business model and future prospects.

In light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the early stages of development with no operating history, there is a significant risk that Inventergy will not be able to:

•	implement or execute its current business plan, or demonstrate that its business plan is sound; and/or

•	raise sufficient funds in the capital markets or otherwise to effectuate its long-term business plan.

Inventergy’s inability to execute any one of the foregoing or similar matters may adversely affect its results of operations and prospects.

Inventergy may not be able to successfully monetize the patents it has acquired from Huawei or which it may hereafter acquire and thus Inventergy may fail to realize the anticipated benefits of any such acquisition which would have a material adverse effect on its business and results of operations.

There is no assurance that Inventergy will be able to successfully monetize the patent portfolios that it acquires. The patents Inventergy acquires could fail to produce anticipated benefits, or could have other adverse effects that Inventergy currently does not foresee. Failure to successfully monetize these patent assets would have a material adverse effect on Inventergy’s business, financial condition and results of operations.

In addition, the acquisition of patent portfolios is subject to a number of risks, including, but not limited to the following:

•	There is a significant time lag between acquiring a patent portfolio and recognizing revenue from those patent assets, if at all. During that time lag, material costs (such as patent prosecution, maintenance, legal, financial and technical reviews, and potential reverse engineering) are likely to be incurred that would have a negative effect on Inventergy’s results of operations, cash flows and financial position.

•	The out-licensing of a patent portfolio is a time consuming and expensive process. If Inventergy’s efforts are not successful, Inventergy’s results of operations could be harmed. In addition, Inventergy may not achieve anticipated synergies or other benefits from such acquisitions.

•	If Inventergy initiates a patent infringement suit against potential infringers, such potential infringers may successfully invalidate Inventergy’s patents or a fact finder may find that the potential infringer’s products do not infringe Inventergy’s patents. Thus, Inventergy may not successfully monetize the patents.

Therefore, there is no assurance that Inventergy will be able to monetize its acquired or to be acquired patent portfolios and recoup its investment.

New legislation, regulations or court rulings related to enforcing patents could harm Inventergy’s business and operating results.

If Congress, the United States Patent and Trademark Office (USPTO) or courts implement new legislation, regulations or rulings that impact the patent enforcement process or the rights of patent holders, these changes could negatively affect Inventergy’s business model. For example, limitations on the ability to bring patent enforcement claims, limitations on potential liability for patent infringement, lower evidentiary standards for invalidating patents, increases in the cost to resolve patent disputes and other similar developments could negatively affect Inventergy’s ability to license or assert Inventergy’s patent or other intellectual property rights.

In addition, on September 16, 2011, the Leahy-Smith America Invents Act (the “AIA”) was signed into law. The AIA includes a number of significant changes to the United States patent law. These changes include provisions that affect the way patent applications are prosecuted and may also affect patent litigation. As the regulations and procedures to govern administration of the AIA were only recently fully effective, it is too early to tell what, if any, impact the AIA will have on the operation of Inventergy’s business. However, the AIA and its implementation could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of patents acquired by Inventergy, all of which could have a material adverse effect on Inventergy’s business and financial condition.

Further, and in general, it is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any of the proposals will become enacted as laws. Compliance with any new or existing laws or regulations could be difficult and expensive, affect the manner in which Inventergy conducts its business and negatively impact Inventergy’s business, prospects, financial condition and results of operations.

Current litigation and contemplated regulatory developments may render Inventergy's business model less profitable, and may have a material adverse effect on its results of operations.

Inventergy negotiates with leading technology companies to invest in, aggregate and acquire or in-license portfolios of patents and other intellectual property.  Recent regulatory developments, as well as litigation underway, may make this business model more difficult to execute, more risky and/or less profitable. In November 2013, a bill was passsed in the U.S. House of Representatives that proposes a number of changes to the patent litigation process, joinder rules and patent prosecution. If passed by the Senate and signed into law, the bill might place more significant hurdles to the enforcement of Inventergy’s patent rights, allow defendants increased opportunities to challenge Inventergy’s patents in court and in the USPTO, introduce potentially expanded fee shifting for prevailing parties in litigation, and increase the risks and costs of patent litigation for all parties, including Inventergy. These changes and risks could decrease the value of Inventergy’s intellectual property portfolio, as well as increase the risk of unlicensed infringement of such portfolio.

In addition, in various pending litigation and appeals in the United States Federal courts, various arguments and legal theories are being advanced to potentially limit the scope of damages a patent licensing company such as Inventergy might be entitled to. While Inventergy rejects many of these arguments as improperly limiting the rights granted to legitimate patent holders under the Constitution and US patent laws, any one of these pending cases could result in new legal doctrines that could make Inventergy’s patent portfolios less valuable or more costly to enforce.

Acquisitions of additional patent assets may be time consuming, complex and costly, which could adversely affect Inventergy’s operating results.

Acquisitions of patent or other intellectual property assets, which are and will be critical to the advancement of Inventergy’s business plan, are often time consuming, complex and costly to consummate. Inventergy may utilize many different transaction structures in Inventergy’s acquisitions and the terms of such acquisition agreements tend to be heavily negotiated. As a result, Inventergy expects to incur significant operating expenses and will likely be required to raise capital during the negotiations even if any particular acquisition is ultimately not consummated. Even if Inventergy is able to acquire particular patent assets, there is no guarantee that Inventergy will generate sufficient revenue related to those patent assets to offset the acquisition costs. While Inventergy will seek to conduct confirmatory due diligence on the patent assets it is considering for acquisition, Inventergy may acquire patent assets from a seller who does not have proper title to those assets or the assets may prove unenforceable in subsequent litigation. In those cases, Inventergy may be required to spend significant resources to defend the interests in its patent assets and, if Inventergy is not successful, Inventergy’s acquisition may be rendered effectively in part, or wholly, unusable, in which case Inventergy could lose part or all of its investment in the assets. Moreover, Inventergy may pay more to acquire a patent portfolio than the true value of the portfolio. In addition, Inventergy could make a mistake in its due diligence before acquiring a patent portfolio, thereby acquiring patents that are invalid or unenforceable.

Inventergy may also identify patent or other intellectual property assets that cost more than it is prepared to spend with its own capital resources. Inventergy may incur significant costs to organize and negotiate a structured acquisition that does not ultimately result in an acquisition of any patent assets or, if consummated, proves to be unprofitable for us. These higher costs could adversely affect Inventergy’s operating results, and if Inventergy incurs losses, the value of Inventergy’s securities will decline.

In addition, Inventergy may acquire patents and technologies that are in the early stages of adoption in the telecommunications and information technology markets. Demand for some of these technologies will likely be untested and may be subject to fluctuation based upon the rate at which Inventergy’s licensees will adopt Inventergy’s patents and technologies in their products and services. As a result, there can be no assurance as to whether technologies Inventergy acquires or develops will have value that Inventergy can monetize.

In certain acquisitions of patent assets, Inventergy may seek to defer payment or finance a portion of the acquisition price. This approach may put us at a competitive disadvantage and could result in harm to Inventergy’s business.

Inventergy has limited capital and may seek to negotiate acquisitions of patent or other intellectual property assets where Inventergy can defer payments or finance a portion of the acquisition price from the seller. These types of debt financing or deferred payment arrangements may not be as attractive to sellers of patent assets as receiving the full purchase price for those assets in cash at the closing of the acquisition. As a result, Inventergy might not compete effectively against other companies in the market for acquiring patent assets, some of whom have greater cash resources than Inventergy has.

Any failure to maintain or protect Inventergy’s patent assets or other intellectual property rights could significantly impair Inventergy’s return on investment from such assets and harm Inventergy’s brand, business and operating results.

Inventergy’s ability to operate its business and compete in the intellectual property market largely depends on the superiority, uniqueness and value of its patent assets and other intellectual property. To protect Inventergy’s proprietary rights, Inventergy relies and will rely on a combination of patent, trademark and copyright, confidentiality agreements with Inventergy’s employees and third parties, and protective contractual provisions. No assurances can be given that any of the measures Inventergy undertakes to protect and maintain Inventergy’s assets will have any measure of success.

Despite Inventergy’s efforts to protect Inventergy’s intellectual property rights, any of the following or similar occurrences may reduce the value of Inventergy’s intellectual property:

•	applications for patents, trademarks and copyrights may not be granted and, if granted, may be challenged or invalidated;

•	issued trademarks, copyrights, or patents may not provide Inventergy with any commercially viable claims against potentially infringing parties;

•	Inventergy’s efforts to protect its intellectual property rights may not be effective in preventing misappropriation of Inventergy’s IP assets; or

•	Inventergy’s efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those covered by Inventergy’s IP.

Moreover, Inventergy may not be able to effectively protect its intellectual property rights in certain foreign countries where Inventergy may do business in the future or from which potential licensees or infringers may operate. If Inventergy fails to maintain, defend or prosecute its patent assets properly, the value of those assets would be reduced or eliminated, and Inventergy’s business would be harmed.

Following its acquisition of IP, Inventergy will be required to spend significant time and resources maintaining and defending such assets which could cause us to incur significant costs and divert management attention from its core business which could adversely affect its prospects.

Following the acquisition of patent assets, Inventergy will likely be required to spend significant time and resources to maintain the effectiveness of those assets by paying maintenance fees and making filings with the USPTO and non-US equivalent government bodies. Inventergy may acquire patent assets, including patent applications, which requires it to spend resources to prosecute the applications with the USPTO and non-US equivalent government bodies. Further, there is a material risk that patent related claims (such as, for example, infringement claims (and/or claims for indemnification resulting therefrom), unenforceability claims, or invalidity claims) will be asserted or prosecuted against us, and such assertions or prosecutions could materially and adversely affect Inventergy’s business. Regardless of whether any such claims are valid or can be successfully asserted, defending such claims could cause us to incur significant costs and could divert resources away from its core business activities which could adversely affect its prospects.

Inventergy seeks to process pending patent applications for acquired and related intellectual property, which takes time and is costly. Moreover, the failure to obtain or maintain intellectual property rights for such inventions would lead to the loss of Inventergy’s investments in such activities.

Members of Inventergy’s management team have experience as inventors. As such, part of Inventergy’s business may include the internal development of pending patent applications or other acquired intellectual property that Inventergy will seek to monetize. However, this aspect of Inventergy’s business would likely require significant capital and would take time to achieve. Such activities could also distract Inventergy’s management team from its present business initiatives, which could have a material and adverse effect on Inventergy’s business. There is also the risk that Inventergy’s initiatives in this regard would not yield any viable new intellectual property, which would lead to a loss of Inventergy’s investments in time and resources in such activities.

In addition, even if Inventergy is able to internally develop new patents, or further prosecutes patentable subject matter already contained within existing acquired patent portfolio(s), in order for those patents to be viable and to compete effectively, Inventergy would need to develop and maintain, and they would heavily rely on, a proprietary position with respect to such inventions and intellectual property. However, there are significant risks associated with any such intellectual property Inventergy may develop, principally including the following:

•	patent applications Inventergy may process may not result in issued patents or may take longer than Inventergy expects to result in issued patents;

•	Inventergy may be subject to interference proceedings;

•	Inventergy may be subject to opposition (including post-grant review and ex parte and inter partes reexamination) proceedings in the U.S. or foreign countries;

•	any patents that are issued to it may not provide meaningful protection;

•	other companies may challenge patents issued to it;

•	other companies may have independently developed and/or patented (or may in the future independently develop and patent) similar or alternative technologies;

•	other companies may design around patents Inventergy has processed; and

•	enforcement of Inventergy’s patents could be complex, uncertain and very expensive.

Inventergy cannot be certain that patents will be issued as a result of any future or pending applications, or that any of such patents, once issued, will provide Inventergy with adequate coverage for licensing operations. For example, issued patents may be circumvented or challenged, declared invalid or unenforceable, or narrowed in scope. In addition, since publication of discoveries in scientific or patent literature often lags behind actual discoveries, Inventergy cannot be certain that the patent applications will be the first to have been filed covering those inventions. It is also possible that others may have or may obtain issued patents that could prevent Inventergy’s potential licensees from commercializing their products or require them to obtain licenses requiring the payment of significant fees or royalties to others. This could make it more difficult for Inventergy to monetize its assets. As to those patents that Inventergy may license or otherwise monetize, Inventergy’s rights will depend on maintaining Inventergy’s obligations to the licensor under the applicable license agreement, and Inventergy may be unable to do so. Inventergy’s failure to obtain or maintain intellectual property rights for Inventergy’s inventions would lead to the loss of Inventergy’s investments in such activities, which would have a material and adverse effect on Inventergy’s business.

Moreover, patent application delays could cause delays in recognizing revenue from Inventergy’s internally generated patents and could cause us to miss opportunities to license patents before other competing technologies are developed or introduced into the market.

Weak global economic conditions may cause infringing parties to delay entering into licensing agreements, which could adversely affect Inventergy’s financial condition and operating results.

Inventergy’s business plan depends significantly on worldwide economic conditions, and the United States and world economies are experiencing weak economic conditions. Uncertainty about global economic conditions poses a risk as businesses may postpone spending in response to tighter credit, negative financial news and declines in income or asset values. This response could have a material negative effect on the willingness of parties infringing on Inventergy’s assets to enter into licensing or other revenue generating agreements voluntarily. Entering into such agreements is critical to Inventergy’s business plan, and Inventergy’s inability to do so could cause material harm to Inventergy’s business.

Inventergy’s business depends upon its ability to keep pace with the latest technological changes and Inventergy’s failure to do so could make us less competitive which would adversely affect its prospects.

The market(s) addressed by Inventergy’s intellectual property rights is characterized by rapid change and technological change, frequent new product innovations, changes in customer requirements and expectations and evolving industry standards. Products using new technologies or emerging industry standards could make Inventergy’s patent portfolios less attractive or applicable. As a result, Inventergy’s success will depend, in part, on Inventergy’s ability to acquire, develop and out-license intellectual property in a timely manner with respect to the technological advances available to Inventergy’s prospective out-licensees, evolving industry standards and changing preferences.

In the event that Inventergy must commence legal proceedings against patent infringers unwilling to license its acquired intellectual property, it expects such proceedings to be time-consuming and costly, which may adversely affect Inventergy’s financial condition and its ability to operate its business.

In the event Inventergy is unable to successfully enter into out-licenses with infringing companies for patents Inventergy has acquired or in-licensed, Inventergy may have to bring a patent infringement action against such infringing companies. Such patent infringement litigation may continue for several years and may require significant expenditures for legal fees and other expenses. Disputes regarding the assertion of patents and other intellectual property rights are highly complex and technical. Once initiated, Inventergy may be forced to litigate against others to enforce or defend its intellectual property rights or to determine the validity and scope of other parties’ proprietary rights. The defendants or other third parties involved in the lawsuits in which Inventergy may become involved may have substantially more resources than it does. Furthermore, such parties may allege defenses and/or file counterclaims in an effort to avoid or limit liability and damages for patent infringement. If such defenses or counterclaims are successful, they may preclude Inventergy’s ability to derive licensing revenue from the patent portfolios. A negative outcome of any such litigation, or one or more claims contained within any such litigation, could materially and adversely impact Inventergy’s business. Additionally, Inventergy anticipates that its legal fees and other expenses will be material and will negatively impact Inventergy’s financial condition and results of operations and may result in its inability to continue its business plan. Expenses are also dependent on the outcome of such proceedings. Inventergy’s failure to monetize its patent assets would significantly harm Inventergy’s business and financial position.

Inventergy’s future success depends, to a significant extent, upon the continued service of its key personnel and its ability to hire additional qualified personnel and its inability to attract, retain or hire personnel could have a material adverse effect on Inventergy’s business and results of operations.

There can be no assurance that Inventergy will be able to retain its key personnel or that it can attract, assimilate or retain other highly qualified personnel in the future. Although Inventergy has entered into letter agreements with its current officers, each of such employees serves as an “at will” employee whose employment is terminable in the discretion of the board of directors. In addition, Inventergy’s anticipated growth will require it to recruit, hire and retain a number of new managerial, technical, operating and marketing personnel. The inability to retain, recruit and hire necessary personnel or the emergence of unexpected expansion difficulties could have a material adverse effect on Inventergy’s business, financial condition or results of operations. Competition for qualified personnel is intense, and there can be no assurance that Inventergy will be able to retain existing personnel or identify or hire additional personnel.

Inventergy’s operations are subject to all of the risks inherent in a growing business enterprise and there is no assurance that Inventergy will be successful.

The likelihood of Inventergy’s success must be considered in light of the problems, expenses, difficulties and complications of an early stage development company. The ability or inability of Inventergy to maintain current and potential clients, form new business relationships and partnerships, execute licensing programs, meet competition, and comply with applicable governmental regulations will also impact the growth and the profitability of Inventergy.

Inventergy’s quarterly revenue and operating results are unpredictable and may fluctuate significantly from quarter to quarter due to factors outside its control, which could adversely affect its business and operating results.

Inventergy’s revenues and operating results may vary significantly from quarter-to-quarter due to a number of factors, many of which are outside of its control and which will make period to period comparisons difficult. Generally, the timing and success of its licensing and litigation efforts will be unpredictable and intermittent, rather than steady, and can be expected to continue to be unpredictable. The primary factors that may affect its revenues and operating results include, but are not limited to, the following:

•	the length and variability of the cycle for licensing the technology;

•	the random timing of the outcome of any litigation it may commence and the unpredictability of the success of any litigation it may commence;

•	the competitive conditions in its markets;

•	the quality and degree of execution of its business strategy and operating plan, and the effectiveness of its sales and licensing programs;

•	timing of revenue recognition and the application of complex revenue recognition accounting rules to its licensing arrangements; and

•	overall economic conditions and the economic conditions of its prospective licensees.

It can be difficult for Inventergy to predict the timing of licensing of its technology, and it is unable to control timing decisions made by its potential licensees. As a result, its quarterly operating results are difficult to predict even in the near term and a delay in an anticipated license past the end of a particular quarter may negatively impact its results of operations for that quarter, or in some cases, that year. Therefore, it believed that quarter-to-quarter comparisons of its operating results will be a poor indication of its future performance. If its revenue or operating results fall below the expectations of investors or securities analysts or below any guidance the Company may provide to the market, the price of our common stock could decline substantially. Such a stock price decline could also occur when we have met our publicly stated revenue or operating results guidance.

If revenues for a particular quarter are below expectations, Inventergy would likely be unable to reduce costs and expenses proportionally for that quarter. Any such revenue shortfall would, therefore, have a significant effect on the combined companies’ operating results for that quarter.

Risks Related to the Telecommunications Industry

If the products or services that are marketed or sold by Inventergy’s clients do not maintain market acceptance, its ability to out-license the technologies that it acquires may be limited and its results of operations could be adversely affected.

Certain segments of the telecommunications industry are dependent on developing and marketing new products and services that respond to technological and competitive developments and changing customer needs. We cannot assure you that the IP assets Inventergy acquires that may be used in current or future products and services will gain or obtain increased market acceptance. The development of new or enhanced technologies could result in a loss of actual or potential market share by businesses utilizing its IP assets which may limit its ability to monetize its IP assets.

The regulatory framework and future changes in regulatory requirements under which telecommunications companies operate could require substantial time and resources for compliance by Inventergy’s licensees, which could make it more difficult and costly for it to monetize its IP assets.

In providing certain interstate and international telecommunications services, telecommunications companies must comply, or cause its customers or carriers to comply, with applicable telecommunications laws and regulations prescribed by the FCC and applicable foreign regulatory authorities. In offering services on an intrastate basis, such companies may also be subject to state laws and to regulation by state public utility commissions. International services may also be subject to regulation by foreign authorities and, in some markets, multinational authorities, such as the European Union. The costs of compliance with these regulations, including legal, operational and administrative expenses, can be expected to be substantial and could make it more difficult and costly for Inventergy to monetize its IP assets.

Risks Related to Inventergy’s Securities Which Will Continue Following the Merger

The terms of Inventergy’s Series A Stock afford approval rights to the holders thereof, limit Inventergy’s ability to pay dividends and restrict transfers which could impact the value of Inventergy’s securities.

The holders of a majority of Inventergy’s outstanding Series A Stock (currently Hudson Bay IP Opportunities Master Fund LP) have the right to approve various corporate actions, including authorizing and paying dividends, amending our charter or bylaws, issuing debt securities, engaging in fundamental transactions and changing our business, which will continue following closing of the Merger. If withheld, such approval rights may impede our ability to take such actions even if our board of directors believes it is in the best interests of our remaining stockholders. See “Description of Securities—Preferred Stock.”

The occurrence of an event of default under the senior secured promissory notes, some of which are beyond our control, may entitle the collateral agent (Hudson Bay IP Opportunities Master Fund LP) to take possession of our assets which would adversely affect the value of Inventergy’s securities.

All of Inventergy’s assets are pledged pursuant to the terms of a Pledge and Security Agreement to secure the repayment of an aggregate of $5 million in senior secured promissory notes Inventergy issued in May 2013 (the “Notes”), and following the Merger, all of eOn;s assets will be similarly encumbered. In the event of the occurrence of an event of default, the interest rate under the notes increases from its current rate of 0.40% per annum to 16% per annum. Additionally, in such event, the collateral agent may be entitled, in the event we are unable to cure such event of default to take possession of our assets. See “Description of Assets—Senior Secured Promissory Notes.”

The outstanding Notes require us to use 25% of our gross revenues quarterly to redeem a portion of the outstanding Notes which may limit our working capital and impede our ability to acquire assets, either of which may adversely impact our prospects.

Pursuant to the terms of our outstanding Notes, holders of the Notes are entitled to quarterly redemption payments in cash equal to 25% of our gross revenues. Our failure to pay such redemption payments would constitute an event of default under the Notes. Payment of such redemption payments may restrict our working capital at a time when such funds are needed to acquire assets or otherwise implement our business plan which may adversely impact our prospects.

Inventergy’s executive officers and directors, including the largest holder of preferred stock, own or control the voting of a majority of our outstanding common stock and preferred stock and other stockholders will have limited ability to affect the composition of our board of directors.

On an aggregate basis and assuming the common stock and Series A Stock vote together as a class, Inventergy’s current executive officers and directors will own or have the authority to direct the vote as to a majority of our outstanding securities immediately following the Merger. Therefore, other stockholders will have limited ability to affect the composition of our board of directors. See “Beneficial Ownership of Securities”

Our board of directors has the authority to issue “blank check” preferred stock, the issuance of which could adversely affect the voting power of holders of our common stock.

Pursuant to our amended and restated certificate of incorporation, subject to the rights of the outstanding series of preferred stock, our board of directors has the authority, without further action by the stockholders, to issue any undesignated shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of any shares of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. See “Description of Securities.”

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